MG High Yield Bond Fund - 10f3

Transactions - Q2 2000

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	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Fairpoint Communications	Madison River Cap.	MGC Communications
Underwriters	Salomon, DB Alex. Brown	GS, Bear Stearns, Chase, MSDW	Bear Stearns, Salomon, Goldman, Merrill, UBS
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	FRPT 12.5%, 5/1/10	MADRIV 13.25%, 3/1/10	MPWR 13%, 4/1/10
Is the affiliate a manager or co-manager of offering?	co-manager	no	no
Name of underwriter or dealer from which purchased	Salomon	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	5/19/2000	2/14/2000	3/17/2000

Total dollar amount of offering sold to QIBs	$ 200,000,000	$ 200,000,000	$ 250,000,000
Total dollar amount of any concurrent public offering	$ -	$ -	$ -
Total	$ 200,000,000	$ 200,000,000	$ 250,000,000

Public offering price	100.00	98.631	97.288
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	5.00%	6.88%	5.00%
Rating	B3/B-	Caa1/CCC+	B3/B-
Current yield	12.50%	13.43%	13.36%

Total par value purchased	$ 2,000,000	n/a	n/a
$ amount of purchase	$ 2,000,000	n/a	n/a

% of offering purchased by fund	1.00%	n/a	n/a
% of offering purchased by associated funds	0.00%	n/a	n/a
Total (Must be less than 25% of offering)	1.00%	n/a	n/a